SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           SPECIAL METALS CORPORATION
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (sets forth the amount on which the filing fee is calculated and state how it was determined):
        (4)  Proposed maximum aggregate value of transaction:
        (5)  Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount previously paid:
        (2)  Form, Schedule or Registration Statement No.:
        (3)  Filing Party:
        (4)  Date Filed:

                           SPECIAL METALS CORPORATION
                           4317 MIDDLE SETTLEMENT ROAD
                          NEW HARTFORD, NEW YORK 13413

                           --------------------------

             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               ____________, 1999

To Our Stockholders:

         Please take notice that a special meeting (the "Special Meeting") of stockholders of Special Metals Corporation, a Delaware corporation (the "Company"), will be held at the offices of Special Metals Corporation, 4317 Middle Settlement Road, New Hartford, New York 13413 at ____ a.m. (Eastern Standard Time), __________, 1999 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

         1. A proposal to approve and authorize the issuance by the Company of an aggregate of 5,878,787 shares of common stock, par value $.01 per share (the "Common Stock") issuable upon the conversion of the Company's outstanding 6.625% Series A Senior Convertible Preferred Stock, liquidation amount $50.00 per share (the "Convertible Preferred Stock").

         2. To transact such other business related to Proposal 1 as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The Company's outstanding Convertible Preferred Stock consists of (i) 1,600,000 shares issued to TIMET Finance Management Company, a Delaware corporation, ("TFMC") pursuant to the TFMC Investment Agreement, dated as of July 8, 1998, as amended, among the Company, TFMC and Titanium Metals Corporation, a Delaware corporation and parent of TFMC; and (ii) 340,000 shares issued to Inco Limited, a corporation continued under the laws of Canada ("Inco"), pursuant to the Inco Investment Agreement, dated October 28, 1998, between the Company and Inco.

         The Board of Directors has fixed the close of business on January , 1999, as the record date for determination of the stockholders entitled to vote at the Special Meeting, or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote.

         TO ASSURE REPRESENTATION AT THE SPECIAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Special Meeting may vote in person even if he or she previously returned a proxy.

         If you do plan to attend the Special Meeting in person, we would appreciate your indicating such attendance at the appropriate place on the proxy card enclosed.

                                         By Order of the Board of Directors,


                                         Robert F. Dropkin
                                         Secretary

New Hartford, New York
January  , 1999

                           SPECIAL METALS CORPORATION
                           4317 MIDDLE SETTLEMENT ROAD
                          NEW HARTFORD, NEW YORK 13413

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                         MEETING DATE: __________, 1999


         This Proxy Statement and the enclosed proxy card are being sent on or about __________, 1999 in connection with the solicitation of proxies by the Board of Directors of Special Metals Corporation, a Delaware corporation (the "Company"), for use at the Company's special meeting of stockholders, which will be held at the Company's offices, 4317 Middlesettlement Road, New Hartford, New York 13413, at ____ a.m. (Eastern Standard Time), on January , 1999, and at any meetings held upon any adjournment thereof (the "Special Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting. The record date for the Special Meeting is the close of business on January , 1999 (the "Record Date"). Only holders of record of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), on the Record Date (the "Stockholders") are entitled to receive the Notice of Special Meeting and to vote at the Special Meeting and at any meetings held upon adjournment or postponement thereof.

         At the Special Meeting, the Stockholders will be asked to consider and vote upon the following proposals:

         1. To approve and authorize the issuance by the Company of an aggregate of 5,878,787 shares of Common Stock (the "Conversion Shares") issuable upon the conversion of the Company's outstanding 6.625% Series A Senior Convertible Preferred Stock, liquidation amount $50.00 per share (the "Convertible Preferred Stock").

         2. Any other business related to Proposal 1 as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The Company's outstanding Convertible Preferred Stock consists of (i) 1,600,000 shares issued to TIMET Finance Management Company, a Delaware corporation ("TFMC"), pursuant to the Investment Agreement, dated as of July 8, 1998 as amended (the "TFMC Investment Agreement"), among the Company, TFMC and Titanium Metals Corporation, a Delaware corporation and parent of TFMC ("TMC"); and (ii) 340,000 shares issued to Inco Limited, a corporation continued under the laws of Canada ("Inco" and, together with TFMC, the "Investors") pursuant to the Investment Agreement, dated October 28, 1998, between the Company and Inco (the "Inco Investment Agreement" and together with the TFMC Investment Agreement, the "Investment Agreements").

         The Board of Directors knows of no other matters which are likely to be brought before the Special Meeting. If any other matters are properly brought before the Special

Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters as recommended by the Board of Directors.

                                VOTING SECURITIES

         As of the Record Date, there were 15,479,000 shares of Common Stock and 1,940,000 shares of Convertible Preferred Stock issued and outstanding. The presence, either in person or by proxy, of Stockholders entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be considered as having voted for purposes of determining the outcome of a vote.

         Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the Stockholders at the Special Meeting. The holders of Convertible Preferred Stock are not entitled to notice of, nor are they entitled to vote at, the Special Meeting. At the Special Meeting (at which a quorum is present to organize the Special Meeting), approval of the transaction described in the proposals set forth in this Proxy Statement will require the affirmative vote of a majority of the votes cast at the Special Meeting by the Stockholders present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present when the vote is taken.

         Stockholders holding in the aggregate securities representing a majority of the shares of Common Stock entitled to vote at the Special Meeting have already agreed to vote in favor of Proposal 1 set forth in this Proxy Statement. Societe Industrielle de Materiaux Avances, LWH Holding S.A. and Advanced Materials Investments Holding S.A. (collectively, the "Principal Stockholders") have entered into a Voting Agreement with TMC and TFMC, dated October 28, 1998 (the "Voting Agreement"), pursuant to which each of the Principal Stockholders has agreed, at the Special Meeting or any other meeting of the stockholders of the Company, to vote all of the shares of Common Stock owned by them on the date of the Special Meeting (the "Principal Stockholders' Shares") to approve the issuance of the Conversion Shares to the Investors pursuant to the conversion by the Investors of their shares of Convertible Preferred Stock. The Principal Stockholders owned 11,625,000 shares of Common Stock in the aggregate on the Record Date. In addition, the Principal Stockholders and the Company are parties to a Stockholders' Agreement, dated as of February 25, 1997, as amended (the "Stockholders' Agreement"). Under the Stockholders' Agreement, the Principal Stockholders have agreed, in connection with a vote relating to any matter other than the election of directors, to vote all the Principal Stockholders' Shares unanimously as a group in accordance with the instructions of the holder(s) of a majority of the Principal Stockholders' Shares. As of the Record Date, directors and executive officers of the Company as a group (12 persons) less than 1% of the total number of shares of Common Stock outstanding.

                       SOLICITATION AND VOTING OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

         All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted, and where a Stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted in accordance with the specification so made. IF NO CHOICE IS INDICATED ON THE PROXY, THE SHARES REPRESENTED BY SUCH PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or by delivering to the Secretary of the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information as of the Record Date, with respect to beneficial ownership of the shares of Common Stock and Convertible Preferred Stock by (a) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) known to the Company to be beneficial owners of more than 5% of the Company's Common Stock, (b) each of the Company's directors, (c) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1997, and (d) all persons serving as executive officers and directors of the Company as of the Record Date as a group.

         Unless otherwise indicated in the notes below, the address of each beneficial owner is in care of Special Metals Corporation, 4317 Middle Settlement Road, New Hartford, New York 13413. With respect to holders of 5% or more of the shares of Common Stock or Convertible Preferred Stock, the following
information is based on a review, as of January   , 1999, by the Company of
statements filed with the Securities and Exchange Commission under Sections 13(d) and 13(g) of the Exchange Act. To the best knowledge of the Company, except as set forth above, no person owns beneficially more than 5% of the outstanding Common Stock or Convertible Preferred Stock.

         Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of Common Stock or Convertible Preferred Stock held by such person except, in the case of the Principal Stockholders, to the extent voting power is shared pursuant to the Voting Agreement and the Stockholders' Agreement. See "Voting Securities."

                                                                                         Shares of Convertible
                                                  Shares of Common Stock             Preferred Stock Beneficially
                                                    Beneficially Owned                          Owned
                                             --------------------------------       ------------------------------
                                              Number of                             Number of
          Names and Addresses                  Shares        Percent of Class        Shares       Percent of Class
          -------------------                 ---------      ----------------       ---------     ----------------
Societe Industrielle de Materiaux Avances
   ("SIMA")(1)(2)......................       5,952,000            38.5%               --                --
LWH Holding S.A. ("LWH")(2)(3).........       3,580,500            23.1%               --                --
Advanced Materials Investments Holdings,      2,092,500            13.5%               --                --
   S.A. ("AMI")(2)(4)..................
Donald R. Muzyka(5)....................          33,833               *                --                --
Donald C. Darling(5)...................          17,417               *                --                --
Robert D. Halverstadt(5)...............          12,750               *                --                --
Raymond F. Decker(5)...................           3,500               *                --                --
Antoine G. Treuille(5).................          12,250               *                --                --
Robert F. Dropkin(5)...................          14,917               *                --                --
Thomas E. MacDonald(5).................          14,617               *                --                --
James D. Page(5).......................          14,917               *                --                --
Edouard Duval(1).......................              --              --                --                --
Francis J. Petro ......................           1,000               *                --                --
Andrew R. Dixey........................              --              --                --                --
TIMET Finance Management Company(6)(8).              --              --             1,600,000          82.5%
Inco Ltd.(7)(8)                                      --              --               340,000          17.5%
All Directors and Executive Officers as a
Group (12 persons).....................         129,700               *                --                --

------------------------------------

*     Less than 1%

(1) SIMA's address is 41, Rue de Villiers, BP120, 92202 Neuilly-Sur-Seine, Cedex, France. The common equity of SIMA is beneficially owned by members of the Duval family and certain related parties. Edouard Duval, a director of the Company, is a Directeur General of SIMA and has a minority equity interest in SIMA. Mr. Duval's address is in care of SIMA.

(2) The Company, SIMA, AMI and LWH have entered into the Stockholders' Agreement, which provides for certain voting rights, nominating rights and transfer restrictions. TFMC, TMC, SIMA, AMI and LWH are parties to the Voting Agreement which provides that SIMA, AMI and LWH will vote all of the shares owned by each of them in favor of the issuance of the Conversion Shares to the Investors. Each entity has sole voting and investment power with respect to their shares of Common Stock except to the extent voting power is shared pursuant to the Voting Agreement and the Stockholders' Agreement. See "Voting Securities."

(3) LWH's address is Boulevard Royal 3, L-2449 Luxembourg. Carlos Luis Landin beneficially owns 100% of the capital stock of LWH and may be deemed to beneficially own the shares of Common Stock owned of record by LWH. Mr. Landin's address is in care of LWH.

(4) AMI's address is 3A Rue Guillaume Kroll, L-1882 Luxembourg. Jean Chauveau beneficially owns 100% of the capital stock of AMI and may be deemed to beneficially own the shares of Common Stock owned of record by AMI. Mr. Chauveau's address is in care of AMI.

(5) In the case of Drs. Muzyka and Decker and Messrs. Darling, Halverstadt, Treuille, Dropkin, MacDonald and Page, includes 28,833, 2,500, 14,417, 14,417, 11,250, 11,250, 14,417, and 14,417 shares of Common Stock, respectively, issuable upon exercise of options which become exercisable on February 25, 1999.

(6)   TFMC's address is 300 Delaware Avenue, 9th Floor, Wilmington, Delaware
      19801.

      TMC is the direct holder of 100% of the outstanding shares of TFMC and may be deemed to control TFMC. Tremont Corporation ("Tremont") is the direct holder of 33.5% of the outstanding common stock of TMC and has an option to purchase an additional 4.8% of TMC's outstanding common stock expiring on February 15, 1999. Tremont may be deemed to control TMC. Valhi, Inc. ("Valhi"), the Harold Simmons Foundation, Inc. (the "Foundation"), NL Industries, Inc. ("NL"), Valmont Insurance Company ("Valmont") and the Combined Master Retirement Trust (the "CMRT") are the direct holders of approximately 48.4%, 3.9%, 0.6%, 0.5% and 0.1%, respectively, of the outstanding shares of common stock of Tremont. Valhi may be deemed to control Tremont. Valhi and Tremont are the direct holders of approximately 57.8% and 19.6%, respectively of the outstanding common stock of NL and together may be deemed to control NL. Valhi is the direct holder of 100% of the outstanding common stock of Valmont and may be deemed to control Valmont, Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran Corporation ("Contran"), the Foundation and the CMRT are the direct holders of 81.9%, 9.5%, 0.8%, 0.5% and 0.1% of the common stock of Valhi. Together, VGI, National and Contran may be deemed to control Valhi. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Together, National, NOA and Dixie Holding may be deemed to control VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National and together may be deemed to control National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA and together may be deemed to control NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding and may be deemed to control Dixie Holding. Contran is the holder of approximately 88.8% and 66.3% of the outstanding common stock of Southwest and Dixie Rice, respectively, and may be deemed to control Southwest and Dixie Rice.

      Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain of Mr. Harold C. Simmons' children and grandchildren (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts. Mr. Simmons however, disclaims beneficial ownership of such shares.

      The CMRT directly holds approximately 0.1% of each of the outstanding shares of Tremont and Valhi common stock. The CMRT is a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Mr. Simmons is the sole trustee of the CMRT and the sole member of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

      The Foundation directly holds approximately 3.9% of the outstanding Tremont common stock and 0.5% of the outstanding Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation.

      The Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") directly holds approximately 0.2% of Valhi common stock. Boston Safe Deposit and Trust Company serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owed to Harold
      C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Due to the terms of the CDCT No. 2, Contran
      (i) retains the power to vote the shares of Valhi common stock held directly by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

      Valmont and NL directly own 1,000,000 shares and 1,186,200 shares, respectively, of Valhi common stock. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock owned by Valmont and NL as treasury stock for voting purposes and for the purposes hereof are not deemed outstanding.

      Mr. Harold C. Simmons is chairman of the board and chief executive officer of Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran. Mr. Simmons is also chairman of the board of NL and a director of Tremont.

      By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above (excluding the Company) and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Convertible Preferred Stock beneficially owned by TFMC. However, Mr. Simmons disclaims beneficial ownership of the shares of Convertible Preferred Stock beneficially owned, directly or indirectly, by any of such entities.

      Harold C. Simmons' spouse is the direct owner of 3,747 shares of Tremont common stock and 77,000 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

(7) INCO's address is 145 King Street West, Suite 1500, Toronto, Ontario M5H 487, Canada.

(8) The shares of Convertible Preferred Stock will become convertible at any time at the election of the Investors into an aggregate of 5,878,787 shares of Common Stock following the approval of the issuance of such shares at the Special Meeting and the satisfaction of certain regulatory conditions. The shares of Convertible Preferred Stock are not currently entitled to vote. Assuming all of the shares of Convertible Preferred Stock held by TFMC and Inco were converted into Common Stock, TFMC would (and the entities and persons described in footnote (6) above may be deemed to) beneficially own an aggregate of 4,848,484 shares of Common Stock (representing 22.7% of the Common Stock outstanding after giving effect to such conversion) and Inco would beneficially own 1,030,303 shares of Common Stock (representing 4.8% of the Common Stock outstanding after giving effect to such conversion).

                                   PROPOSAL 1

                    TO APPROVE THE ISSUANCE TO THE INVESTORS
               OF AN AGGREGATE OF 5,878,788 SHARES OF COMMON STOCK

INCO ALLOYS INTERNATIONAL ACQUISITION

         On October 28, 1998, the Company acquired the Inco Alloys International high performance nickel alloys business unit of Inco and entered into a non-competition agreement with Inco for an aggregate consideration of $365 million, consisting of $348 million in cash and 340,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $17 million. The Company financed the cash portion of the consideration with funds drawn under a new $375 million bank credit facility (the "Credit Facility") and with proceeds from the issuance to TFMC of 1,600,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $80 million.

TERMS OF THE CONVERTIBLE PREFERRED STOCK

         CONVERSION AND REDEMPTION

         The Convertible Preferred Stock issued to TFMC and Inco will, subject to the favorable vote of a majority of the holders of the Common Stock of the Company and the satisfaction of certain regulatory conditions, be convertible into the Conversion Shares at a conversion price equal to $16.50 per share. At any time after October 28, 2001 and prior to conversion, the Company has the option under the Certificate of Designations relating to the Convertible Preferred Stock (the "Certificate of Designations") to redeem the outstanding Convertible Preferred Stock, in whole or part, at decreasing redemption prices, starting at 103.975% if the shares are redeemed after October 28, 2001. In addition, the Convertible Preferred Stock is mandatorily redeemable on or after April 28, 2006 and prior to conversion at a redemption price per share equal to 100% of the liquidation amount thereof, plus all accumulated and unpaid dividends, if any, to the redemption date.

         The holders of Convertible Preferred Stock have the right to request the Company to repurchase their shares for cash at a repurchase price equal to 100% of the liquidation amount of such shares, plus accumulated and unpaid dividends, upon the occurrence of a "change of control" of the Company (as such term is defined in the Investment Agreements), subject to the terms of the Credit Facility. Notwithstanding the above, if such change of control occurs on or prior to October 28, 2001 and would alter or change the powers, preferences or special rights of the Convertible Preferred Stock so as to adversely affect such Convertible Preferred Stock, then the repurchase price will be equal to 103.975% of the aggregate liquidation amount of the Convertible Preferred Stock, plus accumulated and unpaid dividends, if any, to the repurchase date.

         BOARD REPRESENTATION

         Pursuant to the TFMC Investment Agreement, TFMC has the right to designate one director to be appointed to the Board of Directors of the Company for so long as it owns securities representing at least 10% of the outstanding voting securities of the Company, subject to adjustments if the size of the Board of Directors is increased. Pursuant to such agreement, the Board of Directors appointed Mr. Andrew R. Dixey, President, Chief Operating Officer and Director of TMC, to the Board of Directors on November 18, 1998 for a term of office ending at the annual meeting of the Board of Directors in 2000.

         DIVIDENDS

         The holders of outstanding Convertible Preferred Stock will be entitled to receive, and the Company will pay, when and as declared by the Board of Directors, cash dividends, at a rate of 6.625% (subject to adjustment as set forth in the Certificate of Designations) of the liquidation amount of each share of Convertible Preferred Stock, plus all accumulated and unpaid dividends on such share, from October 28, 1998 to but not including the date on which the liquidation amount of such share (plus all accumulated and unpaid dividends on such share) is paid or the date on which such share is converted into Conversion Shares. Such dividends will accumulate whether or not they have been declared and whether or not there are profits, surplus or other property of the Company legally available for the payment of dividends. The Company has the right at any time to defer payment of accumulated dividends on the Convertible Preferred Stock (an "Extension Period"). During any such Extension Period, dividends as well as additional dividends on any accumulated and unpaid dividends will accrue at the rate of 6.625% per annum. If the Company defers payment of accumulated dividends for more than six quarters, then the Investors will be entitled to designate two directors to the Board of Directors of the Company in addition to the director already designated by TFMC. In addition, upon such circumstances, the dividend rate on the Convertible Preferred Stock will automatically increase by one-quarter of one percent (.25%) per annum of the liquidation amount, unless a material event of default under the Credit Facility shall have occurred and be continuing or any event of default under the Credit Facility would result from the making of the payment or payments that were deferred.

         REGISTRATION RIGHTS

         DEMAND RIGHTS

         In connection with the TFMC Investment Agreement, the Company and TFMC entered into a Registration Rights Agreement (the "TFMC Registration Rights Agreement") which provides TFMC and any subsequent transferees of TFMC's shares of Convertible Preferred Stock and/or Conversion Shares with demand and piggyback registration rights for its shares of Convertible Preferred Stock and the Conversion Shares issuable upon conversion thereof. Demand registration rights may be exercised by the holder(s) of a majority of the Convertible Preferred Stock or Conversion Shares issued upon conversion of such Convertible Preferred Stock at any time after October 28, 2000 (the second anniversary of the date of original issuance of the Convertible Preferred Stock). Demand registration rights may also be exercised after October 28, 2000 by TFMC alone so long as (i) TFMC holds Convertible Preferred Stock and/or Conversion Shares representing more than 5% of the outstanding Common Stock (assuming any shares of Convertible Preferred Stock held by TFMC have been converted into Common Stock) or (ii) TFMC's request for registration covers all shares of Convertible Preferred Stock and Conversion Shares issued upon conversion thereof then held by TFMC. Pursuant to the provisions of the TFMC Investment Agreement and the TFMC Registration Rights Agreement, the Company will have a prior right of first refusal and additional purchase rights with respect to the shares of Convertible Preferred Stock or the Conversion Shares that are proposed to be registered.

         The Company has the right to reject (i) requests for more than two demand registrations, (ii) a registration within the 12 month period immediately after a registration statement filed by the Company pursuant to the TFMC Registration Rights Agreement becomes effective or a registration statement is filed by the Company regarding an offering of Common Stock (other than with respect to an employee benefit plan) where the holders of Convertible Preferred Stock or Conversion Shares elect not to exercise their piggyback registration rights, or (iii) a registration with an aggregate offering price of less than $15 million.

         PIGGYBACK RIGHTS

         Pursuant to the TFMC Registration Rights Agreement, TFMC and any subsequent transferees of TFMC's shares of Convertible Preferred Stock or Conversion Shares may also exercise piggyback registration rights in connection with registrations by the Company of Common Stock other than registrations in connection with the exercise of exclusive demand rights under the existing registration rights agreement between the Company and the Principal Stockholders, employee benefit plans and mergers or similar transactions.

         Pursuant to the registration rights agreement, dated October 28, 1998, between the Company and Inco (the "Inco Registration Rights Agreement"), Inco and any subsequent transferee of Inco's shares of Convertible Preferred Stock or Conversion Shares may also exercise piggyback registration rights with limitations that are similar to those applicable under the TFMC Registration Rights Agreement. However, the exercise by Inco or its transferees of their piggyback registration rights under the Inco Registration Rights Agreement is subordinated to TFMC's or its transferees' piggyback registration rights under the TFMC Registration Rights Agreement.

         STANDSTILL AND TOP-UP RIGHTS

         Pursuant to standstill provisions of the TFMC Investment Agreement, TFMC, TMC and their affiliates may not acquire beneficial ownership of additional securities of the Company, enter into a business combination with the Company, enter into voting arrangements with respect to securities of the Company, solicit proxies or otherwise seek to influence or control the management or policies of the Company, participate in a "group" (within the meaning of Section 13 (d)(3) of the Exchange Act) with respect to any voting securities of the Company, act alone or in concert with others to seek to control or influence the management, board of directors or policies of the Company, disclose any intention, plan or arrangement inconsistent with the foregoing, or assist, advise, participate with or encourage any person to do the foregoing. The Company is similarly restricted with respect to TMC. These standstill provisions remain in effect until the earlier of (a) one year after TFMC ceases to own Common Stock and/or Convertible Preferred Stock or other voting securities of the Company which together represent more than 5% of the outstanding voting securities of the Company, (b) the Company enters into an agreement (or announces an intention to enter into an agreement) regarding a change of control of the Company and (c) the occurrence of a change of control of the Company. However, the TFMC Investment Agreement provides that if, following an issuance of voting securities by the Company, other than pursuant to the Inco Investment Agreement, the voting securities beneficially owned by TFMC represent less than 20% of the outstanding voting securities of the Company, then TFMC may make purchases of equity securities of the Company to restore its beneficial ownership to 20% of the outstanding voting securities of the Company.

         TRANSFER RESTRICTIONS OF PREFERRED STOCK

         Pursuant to the Investment Agreements, the Investors will be able to dispose of their Convertible Preferred Stock only (i) to subsidiaries, (ii) following October 28, 2000 (the second anniversary of the issue date), in a public offering, or (iii) following the earlier of October 28, 2001 (the third anniversary of the issue date) and a "change of control" (as defined in the Investment Agreements), except that, in the case of dispositions pursuant to
(ii) and (iii) above, the Investors may not sell to any person who is a significant competitor of the Company, engaged in material litigation against the Company or who, after acquiring such interest in Convertible Preferred Stock would beneficially own voting securities representing more than 10% of the outstanding voting securities of the Company. The Company has a right of first refusal with respect to dispositions made pursuant to (ii) and (iii) above and additional rights of first refusal with respect to dispositions made pursuant to
(ii) above under the TFMC Registration Rights Agreement and the Inco Registration Rights Agreement (together, the "Registration Rights Agreements"), if in connection with a registered offering pursuant to the Registration Rights Agreements, if the offering price of the securities registered is less than 95% of the original price indicated by the holders of the securities as an acceptable sale price at the time they exercised their demand or piggyback registration rights.

NASDAQ STOCKHOLDER APPROVAL REQUIREMENT

         The Company's Common Stock is traded on the over-the-counter market and is quoted on The Nasdaq Stock Market National Market System. In order to qualify for initial inclusion in The Nasdaq Stock Market National Market System, it is necessary that the Company satisfy certain financial and other criteria set forth in The Nasdaq Marketplace Rules (the "Rules"). In addition, in order to maintain such inclusion under the Rules, the Company must, among other things, follow certain corporate governance procedures, including obtaining stockholder approval in connection with certain corporate transactions.

         Rule 4310(c)(25)(H) of the Rules requires stockholder approval of the issuance of securities by an issuer under various circumstances. In particular, Subsection (i)d. of paragraph (H) requires stockholder approval prior to the issuance of securities in the following situations:

                  "d. In connection with a transaction other than a public offering involving:

                           1. the sale or issuance by the issuer of common stock
                  (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the Company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

                           2. the sale or issuance by the Company of common
                  stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock."

         Pursuant to the terms of the Investment Agreements, the Convertible Preferred Stock is convertible at the option of the Investors into shares of Common Stock of the Company at a conversion price equal to $16.50 per share. Such conversion price may be subject to adjustment from time to time as set forth in the Certificate of Designations. If all shares of Convertible Preferred Stock were converted as of the Record Date, the total outstanding Conversion Shares issued would represent 27.5% of the total outstanding Common Stock of the Company. Therefore, in accordance with the above-mentioned Rule, the Company is seeking stockholder approval and authorization for the issuance of the Conversion Shares.

TERMS OF COMMON STOCK

         VOTING RIGHTS

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. The stockholders are not entitled to vote cumulatively for the election of directors. The Company and the Principal Stockholders have entered into the Stockholders' Agreement which governs the voting of the Common Stock held by the Principal Stockholders. TFMC, TMC and the Principal Stockholders are parties to the Voting Agreement which provides that each of the Principal Stockholders will vote all of the shares owned by each of them in favor of the issuance of the Conversion Shares to the Investors.

         DIVIDENDS

         Subject to the rights of the holders of the Convertible Preferred Stock or any shares of preferred stock which may be outstanding from time to time, if any, each holder of Common Stock on the applicable record date is entitled to receive dividends if, as and when declared by the Board of Directors. Under the Delaware General Corporation Law (the "DGCL"), a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets. Currently, the Board of Directors of the Company does not anticipate declaring and paying any dividends with respect to the Common Stock.

         OTHER RIGHTS

         Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of the Convertible Preferred Stock or any shares of preferred stock that may be outstanding from time to time, if any, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to conversion, redemption or a sinking fund. All outstanding shares of Common Stock are, and the Conversion Shares to be outstanding upon conversion of the Convertible Preferred Stock will be, fully paid and nonassessable.

         TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

         CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY- LAWS

         Certain provisions of the Certificate of Incorporation and By-laws (the "By-laws") of the Company summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by stockholders.

         CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation and the By-laws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Notwithstanding the foregoing, the term of any director who is also an officer of the Company will automatically end if he or she ceases to be an employee of the Company. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the By-laws authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

         SPECIAL MEETING OF STOCKHOLDERS. The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the President of the Company. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

         STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate of Incorporation and the By-laws provide that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied.

         ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public discourse was made. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

CONSEQUENCES IF STOCKHOLDER APPROVAL NOT OBTAINED

         Under the terms of the Investment Agreements, if a vote of the Company's Stockholders in favor of the issuance of the Conversion Shares upon the conditions set forth in Proposal 1 is not obtained, then the dividend rate on the Convertible Preferred Stock will be increased as follows: (i) if such favorable vote is not obtained by February 25, 1999, (120 days following October 28, 1998, the date of original issuance of the Convertible Preferred Stock), the dividend rate will automatically increase by one-quarter of one percent (.25%) per annum of the liquidation amount; (ii) if such favorable vote is not obtained by July 25, 1999 (270 days following October 28, 1998, the date of original issuance of the Convertible Preferred Stock), the dividend rate will automatically increase by an increment in addition to the increment referred to in (i) above, of one-quarter of one percent (.25%) per annum (or one-half of one percent (.50%) per annum when combined with the incremental increase set forth in (i) above) of the liquidation amount, upon the terms and conditions set forth in the Certificate of Designations.

EFFECT OF CONVERSION OF PREFERRED STOCK ON HOLDERS OF COMMON STOCK

         The issuance of the Conversion Shares upon the conversion of the Convertible Preferred Stock will have no effect on the rights or privileges of existing stockholders except to the extent that the interest of each stockholder in the economic results and voting power in the Company will be reduced pro rata based on the number of shares owned by existing stockholders prior to any issuance.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   APPROVAL AND AUTHORIZATION OF THE ISSUANCE
                 OF 5,878,787 SHARES OF COMMON STOCK PURSUANT TO
                     THE TERMS OF THE INVESTMENT AGREEMENTS.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must have been received by the Company at its offices at 4317 Middle Settlement Road, New Hartford, New York 13413, on or before December 16, 1998, and satisfied the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          Robert F. Dropkin
                                          Secretary

New Hartford, New York
January  , 1999

                           SPECIAL METALS CORPORATION
                           4317 MIDDLE SETTLEMENT ROAD
                          NEW HARTFORD, NEW YORK 13413

          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS -- _________, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned stockholder of Special Metals Corporation (the "Company") hereby appoints Donald R. Muzyka and __________, and each of them, with full power of substitution in each, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on [date], at [time], at Special Metals Corporation, 4317 Middle Settlement Road, New Hartford, NY 13413, and at any adjournments or postponements thereof, upon the following matters:

         1. Proposal to approve the issuance of an aggregate of 5,878,787 shares of Common Stock, par value $.01 per share, of the Company, upon the conversion of the outstanding 1,940,000 shares of Convertible Preferred Stock of the Company.

         [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

(INSTRUCTIONS: Check appropriate box. Proxies returned with no box checked will be voted for Proposal 1.)

         2. In their discretion, the proxies are authorized to vote upon such other business related to Proposal 1 as may properly come before the Special Meeting or any adjournments or postponements thereof.

Please check here if you plan to attend the Special Meeting [ ].

                           (PLEASE SIGN ON OTHER SIDE)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER RELATED TO PROPOSAL 1 THAT IS PROPERLY PRESENTED AT THE SPECIAL MEETING.


_________________________  _______________________________ Dated ___________1999
        Signature             Signature if Held Jointly


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
                             THE ENCLOSED ENVELOPE.

         Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.